#24W - April 17, 2014     Contact:    Roger Schrum
+843-339-6018
roger.schrum@sonoco.com

Sonoco Reports First Quarter 2014 Results

Hartsville, S.C. - Sonoco (NYSE: SON), one of the largest diversified global packaging companies, today reported financial results for its first quarter ending March 30, 2014.

First Quarter Highlights

•	First quarter 2014 GAAP earnings per diluted share were $.50, compared with $.47 in 2013.

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First quarter 2014 GAAP results include $.02 per diluted share in after-tax charges related to previously announced restructuring activities. First quarter 2013 GAAP results included after-tax charges of $.03 per diluted share related to restructuring activities and the impact of devaluation on reported results in Venezuela.

•
Base net income attributable to Sonoco (base earnings) for first quarter 2014 was $.52 per diluted share, compared with $.50 in 2013. (See base earnings definition and reconciliation later in this release.) Sonoco previously provided first quarter base earnings guidance of $.50 to $.54 per diluted share.

•
Abnormally severe winter weather across much of the U.S. and Canada unfavorably impacted first quarter 2014 base earnings. Absent the weather impact, the Company estimates that results would have been at or slightly above the high end of its previously issued guidance.

•	First quarter 2014 net sales were $1.19 billion up slightly from $1.18 billion in 2013.

•
Cash flow from operations was $45 million, in line with expectations, compared with $136 million in 2013. Free cash flow for the first quarter was a negative $22 million, compared with $51 million in 2013. The year-over-year changes in operating and free cash flows reflect a more-normal working capital impact as well as higher pension plan contributions. (See free cash flow definition later in this release.)

Second Quarter and 2014 Base Earnings Guidance Updated

•	Base earnings for the second quarter of 2014 are estimated to be in the range of $.63 to $.67 per diluted share. Base earnings in the second quarter of 2013 were $.59.

•	Full-year 2014 base earnings are expected to be in the range of $2.43 to $2.53 per diluted share and the Company continues to target $2.51 per diluted share.

•	Free cash flow in 2014 is projected to be approximately $130 million.

First Quarter Review
Commenting on the Company’s first quarter results, Sonoco President and Chief Executive Officer Jack Sanders said, “Severe winter weather significantly disrupted our customers’ and our operations in January and February resulting in lost production and sales along with higher operating costs, particularly in our Industrial-related businesses. I’m extremely proud of how our people responded to these challenges as they went to extraordinary lengths to meet the critical needs of our customers. Even with these headwinds, base earnings improved 4 percent in the first quarter as the Company benefited from a positive price/cost relationship, modest productivity improvements and lower pension and interest expenses, partially offset by normal inflation.”
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1 North Second Street
Hartsville, S.C. 29550 USA
843/383-7851
www.sonoco.com

Sonoco Reports First Quarter 2014 Results - page 2

“For the fifth consecutive quarter, operating profits from our Consumer Packaging segment increased year-over-year with first quarter results up 14 percent. This improvement came from a positive price/cost relationship, productivity improvements and lower pension expense, partially offset by higher labor and operating costs. In addition, operating profits from our Display and Packaging segment improved more than 50 percent in the quarter due to productivity improvements and modest volume gains.”

“Operating profits in our Paper and Industrial Converted Products segment declined 4 percent in the first quarter due to the negative impacts of severe weather on volume and energy costs, as well as higher maintenance, freight and raw material costs. These negative factors were only partially offset by a positive price/cost relationship, modest productivity improvements and lower pension costs. Lower volume and higher costs, partially due to the severe weather, negatively impacted our Protective Solutions segment.”

GAAP net income attributable to Sonoco in the first quarter was $52.3 million, or $.50 per diluted share, compared with $48.1 million, or $.47 per diluted share, in 2013. Base earnings in the first quarter were $53.9 million, or $.52 per diluted share, compared with $51.7 million, or $.50 per diluted share, in 2013. Base earnings and base earnings per diluted share are non-GAAP financial measures adjusted to remove restructuring charges, asset impairment charges, acquisition expenses and other items, if any, the exclusion of which the Company believes improves comparability and analysis of the underlying financial performance of the business.

First-quarter base earnings exclude $1.6 million in after-tax charges, or $.02 per diluted share, related to previously announced restructuring activities. Base earnings in the first quarter of 2013 excluded after-tax charges of $3.6 million or $.03 per diluted share, stemming from restructuring activities and the impact of a currency devaluation in Venezuela. Additional information about base earnings and base earnings per diluted share, along with reconciliation to the most closely applicable GAAP financial measures, is provided later in this release.

Net sales for the first quarter were $1.19 billion, compared with $1.18 billion in last year’s quarter, reflecting essentially flat volume for the Company as a whole. The small increase was driven primarily by higher selling prices and sales from two small acquisitions in recycling and graphics management, partially offset by foreign exchange.

Gross profits were $212 million in the first quarter, up 3 percent, compared with $206 million in the same period in 2013. Gross profit as a percent of sales improved to 17.9 percent, compared with 17.4 percent in the same period in 2013. This improvement was due primarily to a positive price/cost relationship, manufacturing productivity improvements and lower pension expense, partially offset by higher maintenance, labor and other costs. The Company’s first quarter selling, general and administrative expenses increased 3 percent to $124 million, due primarily to wage inflation and higher management incentive costs compared with the previous year.

Cash generated from operations in the first quarter was $45 million, compared with $136 million in the same period in 2013. Both operating cash flow and free cash flow were lower this quarter as higher GAAP net income was offset by changes in working capital and higher pension contributions. Net capital expenditures and cash dividends were $35 million and $32 million, respectively, during the quarter, compared with $55 million and $30 million, respectively, during the same period in 2013. The decrease in capital expenditures reflects the completion in 2013 of several projects, the most significant of which was the biomass boiler in Hartsville, S.C. The Company also repurchased 208,000 shares of its common stock in the first quarter at a cost of $8.6 million under a previously announced stock buyback plan. (Free cash flow is defined as cash flow from operations minus net capital expenditures and cash dividends. Net capital expenditures is defined as capital expenditures minus proceeds from the disposal of capital assets.)

At the end of the first quarter of 2014, total debt was approximately $985 million, compared to $981 million at December 31, 2013. The Company had no commercial paper outstanding and the debt-to-total capital ratio was 36.1 percent at March 30, 2014, compared with 36.3 percent at the end of 2013. Cash and cash equivalents were $191 million at March 30, 2014, compared with $218 million at year end 2013.

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Sonoco Reports First Quarter 2014 Results - page 3

Corporate
Net interest expense for the first quarter of 2014 decreased to $12.6 million, compared with $14.3 million during the same period in 2013. The decrease was due to lower year-over-year debt levels. The 2014 first-quarter effective tax rate on GAAP and base earnings was 31.3 percent and 31.1 percent, respectively, compared with a 31.6 percent rate for both in the prior year’s quarter.

Second Quarter and Full-Year 2014 Outlook Updates
Sonoco expects second quarter 2014 base earnings to be in the range of $.63 to $.67 per diluted share. The Company’s second quarter 2013 base earnings were $.59 per diluted share. Annual base earnings per diluted share are expected to be in the range of $2.43 to $2.53 in 2014, and the Company is targeting $2.51 per diluted share. The Company’s 2014 guidance range reflects an expectation of a 33 percent effective tax rate for the year. Free cash flow is expected to be approximately $130 million in 2014, compared to $245 million in 2013. The year-over-year reduction reflects expectations for higher income tax payments, an increase in pension and post retirement plan contributions and a greater, but more-normal, use of cash for working capital.

Although the Company believes the assumptions reflected in the range of guidance are reasonable, given uncertainty regarding the future performance of the overall economy and potential changes in raw material prices and other costs, as well as other risks and uncertainties, including those described below, actual results could vary substantially.

Commenting on the Company’s outlook, Sanders said, “Much of the negative impact from severe winter weather occurred in January and February. As weather improved in March, we saw a strong rebound in customer orders across most of our businesses and a sharp improvement in operating performance. Entering April, customer orders appear to be running at more normal levels, in line with volume expectations and our second-quarter earnings guidance, which anticipates continued improvement in operations.”

Segment Review
Sonoco reports its financial results in four operating segments: Consumer Packaging, Display and Packaging, Paper and Industrial Converted Products, and Protective Solutions. Effective January 1, 2014, Sonoco Alloyd, the Company’s retail packaging business and previously part of the Protective Solutions segment, began reporting as part of the Display and Packaging segment. This change reflects the evolving integration occurring between these businesses, enabling them to better leverage the Company’s capabilities, products and services to provide complete solutions to our retail merchandising customers. Prior period results for the affected segments have been recast to reflect this change.

Segment operating results do not include restructuring and asset impairment charges, acquisition expenses, interest income and expense, income taxes or certain other items, if any, the exclusion of which the Company believes improves comparability and analysis.

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Sonoco Reports First Quarter 2014 Results - page 4

Consumer Packaging
Sonoco’s Consumer Packaging segment includes the following products and services: round and shaped rigid containers and trays (both composite and thermoformed plastic); blow-molded plastic bottles and jars; extruded and injection-molded plastic products; printed flexible packaging; global brand artwork management; and metal and peelable membrane ends and closures.

First quarter 2014 sales for the segment were $465 million, compared with $463 million in 2013. Segment operating profit was $48.2 million in the first quarter, compared with $42.3 million in the same quarter of 2013.

Segment sales during the quarter were essentially flat as higher selling prices and sales added from the acquisition of a small graphics management business in the U.K. were partially offset by the negative impact of foreign exchange and slightly lower volume. Segment operating profit increased 14 percent due to a positive price/cost relationship, lower pension expense and productivity improvements that more than offset higher labor and operating costs.

Display and Packaging
The Display and Packaging segment includes the following products and services: designing, manufacturing, assembling, packing and distributing temporary, semi-permanent and permanent point-of-purchase displays; supply chain management services, including contract packing, fulfillment and scalable service centers; retail packaging, including printed backer cards, thermoformed blisters and heat sealing equipment; and paper amenities, such as coasters and glass covers.

First quarter 2014 sales for this segment were $153 million, compared with $145 million in 2013. Segment operating profit was $5.4 million in the quarter, compared with $3.5 million in 2013.

Sales for the quarter were up 6 percent year over year on volume growth in U.S. display and packaging, global pack centers and retail packaging. Quarterly operating profit for the segment grew 53 percent due to manufacturing productivity in retail packaging and volume gains.

Paper and Industrial Converted Products
The Paper and Industrial Converted Products segment includes the following products: paperboard tubes and cores; fiber-based construction tubes; wooden, metal and composite wire and cable reels and spools; and recycled paperboard, linerboard, corrugating medium, recovered paper and material recycling services.

First quarter 2014 sales for the segment were $456 million up slightly from $454 million in 2013. Segment operating profit was $29.8 million in the first quarter, compared with $31.0 million in 2013.

Despite the negative effects of severe winter weather on volume, segment sales were flat during the quarter as higher selling prices and sales from a small recycling acquisition offset the lower volume and a negative impact from foreign exchange. Operating profits declined 4 percent year over year as a positive price/cost relationship, lower pension expense and modest productivity improvements were more than offset by lower volume and higher maintenance, labor and other costs. Severe weather resulted in lost production at several mills that were forced to cancel multiple shifts due to the conditions and/or partially curtail production. In addition, persistently lower-than-normal temperatures across much of the United States and Canada caused a short-term but significant increase in energy costs at many of our facilities.

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Sonoco Reports First Quarter 2014 Results - page 5

Protective Solutions
The Protective Solutions segment includes the following products: custom-engineered, paperboard-based and expanded foam protective packaging and components; and temperature-assured packaging.

First quarter 2014 sales were $112 million, compared with $117 million in 2013. Operating profit was $5.3 million, compared with $9.7 million in the first quarter of 2013.

This segment’s 4 percent decline in sales was due to lower volume in the industrial protective and temperature-assured businesses and the divestiture of a small box plant. Operating profits declined 46 percent due to lower volume and higher costs, partially due to the severe weather, a negative price/cost relationship and start up costs related to a new facility in Mexico.

Conference Call Webcast
Management will host a conference call and webcast to further discuss these results beginning at 11 a.m. ET today. The live conference call and a corresponding presentation can be accessed via the Internet at www.sonoco.com, under the Investor Relations section, or at http://investor.sonoco.com. A telephonic replay of the call will be available starting at 2 p.m. ET, to U.S. callers at 888-286-8010 and international callers at +617-801-6888. The replay passcode for both U.S. and international calls is 18246153. The archived call will be available through April 27, 2014. The webcast call also will be archived in the Investor Relations section of Sonoco’s website.

About Sonoco
Founded in 1899, Sonoco is a global provider of a variety of consumer packaging, industrial products, protective packaging and packaging supply chain services. With annual net sales of approximately $4.9 billion, the Company has 19,900 employees working in 335 operations in 33 countries, serving many of the world’s best-known brands in some 85 nations. Sonoco is a proud member of the 2013/2014 Dow Jones Sustainability World Index. For more information on the Company, visit our website at www.sonoco.com.

Forward-looking Statements
Statements included herein that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. The words “estimate,” “project,” “intend,” “expect,” “believe,” “consider,” “plan,” “strategy,” “opportunity,” “target,” “anticipate,” “objective,” “goal,” “guidance,” “outlook,” “forecast,” “future,” “re-envision”, “will,” “would,” “aspires,” or the negative thereof, and similar expressions identify forward-looking statements.

Forward-looking statements include, but are not limited to, statements regarding offsetting high raw material costs, improved productivity and cost containment, adequacy of income tax provisions, refinancing of debt, realization of synergies resulting from acquisitions, adequacy of cash flows, anticipated amounts and uses of cash flows, effects of acquisitions and dispositions, adequacy of provisions for environmental liabilities, financial strategies and the results expected from them, sales growth, market leadership, growth opportunities, continued payments of dividends, stock repurchases, producing improvements in earnings, financial results for future periods, goodwill impairment charges, expected amounts of capital spending, anticipated contributions to benefit plans, and creation of long-term value for shareholders.

Such forward-looking statements are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management. Such information includes, without limitation, discussions as to guidance and other estimates, expectations, beliefs, plans, strategies and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.

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Sonoco Reports First Quarter 2014 Results - page 6

Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks and uncertainties include, without limitation:

•	availability and pricing of raw materials;

•	success of new product development and introduction;

•	ability to maintain or increase productivity levels and contain or reduce costs;

•	ability to manage the mix of business to take advantage of growing markets while reducing cyclical effects of some of the Company’s existing business on operating results;

•	international, national and local economic and market conditions;

•	availability of credit to us, our customers and/or suppliers in needed amounts and/or on reasonable terms;

•	fluctuations in obligations and earnings of pension and postretirement benefit plans;

•	pricing pressures, demand for products and ability to maintain market share;

•	continued strength of our paperboard-based tubes and cores, and composite can operations;

•	anticipated results of restructuring activities;

•	resolution of income tax contingencies;

•	ability to successfully integrate newly acquired businesses into the Company’s operations;

•	ability to win new business and/or identify and successfully close suitable acquisitions at the levels needed to meet growth targets;

•	rate of growth in foreign markets;

•	foreign currency, interest rate and commodity price risk and the effectiveness of related hedges;

•	liability for and anticipated costs of environmental remediation actions;

•	accuracy of assumptions underlying projections related to goodwill impairment testing, and accuracy of management’s assessment of goodwill impairment;

•	accuracy of assumptions underlying fair value measurements, accuracy of management’s assessments of fair value and fluctuations in fair value;

•	accuracy in valuation of deferred tax assets;

•	actions of government agencies and changes in laws and regulations affecting the Company;

•	loss of consumer or investor confidence; and

•	economic disruptions resulting from terrorist activities

The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein might not occur.

Additional information concerning some of the factors that could cause materially different results is included in the Company’s reports on forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. Such reports are available from the Securities and Exchange Commission’s public reference facilities and its website, sec.gov, and from the Company’s investor relations department and the Company’s website, sonoco.com.

References to our Website Address
References to our website address and domain names throughout this release are for informational purposes only, or to fulfill specific disclosure requirements of the Securities and Exchange Commission’s rules or the New York Stock Exchange Listing Standards. These references are not intended to, and do not, incorporate the contents of our website by reference into this release.

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Sonoco Reports First Quarter 2014 Results - page 7

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars and shares in thousands except per share)

	THREE MONTHS ENDED
	March 30, 2014	March 31, 2013

Net sales	$1,185,626	$1,179,213
Cost of sales	973,323	973,497
Gross profit	212,303	205,716
Selling, general and administrative expenses	123,750	120,011
Restructuring/Asset impairment charges	1,992	4,289
Income before interest and income taxes	$86,561	$81,416
Net interest expense	12,643	14,268
Income before income taxes and equity earnings of affiliates	73,918	67,148
Provision for income taxes	23,169	21,252
Income before equity in earnings of affiliates	50,749	45,896
Equity in earnings of affiliates, net of tax	1,476	1,897
Net income	52,225	47,793
Net loss attributable to noncontrolling interests	77	346
Net income attributable to Sonoco	$52,302	$48,139

Weighted average common shares outstanding – diluted	103,767	102,814

Diluted earnings per common share	$0.50	$0.47
Dividends per common share	$0.31	$0.30

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Sonoco Reports First Quarter 2014 Results - page 8

FINANCIAL SEGMENT INFORMATION (Unaudited)
(Dollars in thousands)

	THREE MONTHS ENDED
	March 30, 2014	March 31, 2013
Net sales
Consumer Packaging	$464,925	$463,300
Display and Packaging	153,022	144,575
Paper and Industrial Converted Products	455,610	454,207
Protective Solutions	112,069	117,131
Consolidated	$1,185,626	$1,179,213

Income before interest and income taxes:
Segment operating profit:
Consumer Packaging	$48,183	$42,340
Display and Packaging	5,357	3,503
Paper and Industrial Converted Products	29,750	31,004
Protective Solutions	5,287	9,724
Restructuring/Asset impairment charges	(1,992)	(4,289)
Other non-base charges	(24)	(866)
Consolidated	$86,561	$81,416

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
(Dollars in thousands)

	THREE MONTHS ENDED
	March 30, 2014	March 31, 2013

Net income	$52,225	$47,793
Asset impairment charges	492	1,043
Depreciation, depletion and amortization	47,179	47,231
Fox River environmental reserves	4	(1,017)
Pension and postretirement plan expense/contributions	(34,402)	(1,771)
Changes in working capital	(58,605)	(2,087)
Other operating activity	38,571	45,132
Net cash provided by operating activities	45,464	136,324

Purchase of property, plant and equipment, net	(35,418)	(55,293)
Net debt proceeds/(repayments)	3,695	(258,328)
Cash dividends	(31,725)	(30,303)
Shares acquired under announced buyback	(8,635)	—
Other, including effects of exchange rates on cash	459	(2,034)

Net decrease in cash and cash equivalents	(26,160)	(209,634)
Cash and cash equivalents at beginning of period	217,567	373,084
Cash and cash equivalents at end of period	$191,407	$163,450

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Sonoco Reports First Quarter 2014 Results - page 9

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands)

	March 30, 2014	December 31, 2013
Assets
Current Assets:
Cash and cash equivalents	$191,407	$217,567
Trade accounts receivable, net of allowances	683,859	614,053
Other receivables	33,857	38,995
Inventories	413,765	410,787
Prepaid expenses and deferred income taxes	82,059	97,072
	1,404,947	1,378,474
Property, plant and equipment, net	1,016,751	1,021,920
Goodwill	1,095,214	1,099,207
Other intangible assets, net	236,544	243,920
Other assets	226,863	235,770
	$3,980,319	$3,979,291
Liabilities and Shareholders’ Equity
Current Liabilities:
Payable to suppliers and other payables	$834,064	$823,375
Notes payable and current portion of long-term debt	38,906	35,201
Income taxes payable	17,211	8,649
	$890,181	$867,225
Long-term debt, net of current portion	946,512	946,257
Pension and other postretirement benefits	233,330	263,718
Deferred income taxes and other	169,125	176,766
Total equity	1,741,171	1,725,325
	$3,980,319	$3,979,291

Definition and Reconciliation of Non-GAAP Financial Measures
The Company’s results determined in accordance with U.S. generally accepted accounting principles (GAAP) are referred to as “as reported” or "GAAP" results. Some of the information presented in this press release reflects the Company’s “as reported” or "GAAP" results adjusted to exclude amounts related to restructuring initiatives, asset impairment charges, environmental charges, acquisition costs, excess insurance recoveries, losses from the early extinguishment of debt, and certain other items, if any, the exclusion of which management believes improves comparability and analysis of the underlying financial performance of the business. These adjustments result in the non-GAAP financial measures referred to in this press release as “Base Earnings” and “Base Earnings per Diluted Share.”

These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Sonoco continues to provide all information required by GAAP, but it believes that evaluating its ongoing operating results may not be as useful if an investor or other user is limited to reviewing only GAAP financial measures. Sonoco uses these non-GAAP financial measures for internal planning and forecasting purposes, to evaluate its ongoing operations, and to evaluate the ultimate performance of each business unit against budget all the way up through the evaluation of the Chief Executive Officer’s performance by the Board of Directors. In addition, these same non-GAAP measures are used in determining incentive compensation for the entire management team and in providing earnings guidance to the investing community.

Sonoco management does not, nor does it suggest that investors should, consider these non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Sonoco presents these non-GAAP financial measures to provide users information to evaluate Sonoco’s operating results in a manner similar to how management evaluates business performance. Material limitations associated with the use of such measures are that they do not reflect all period costs included in operating expenses and may not reflect financial results that are comparable to financial results of other companies that present similar costs differently. Furthermore, the calculations of these non-GAAP measures are based on subjective determinations of management regarding the nature and classification of events and circumstances that the investor may find material and view differently.

To compensate for these limitations, management believes that it is useful in understanding and analyzing the results of the business to review both GAAP information which includes all of the items impacting financial results and the non-GAAP measures that exclude certain elements, as described above. Whenever Sonoco uses a non-GAAP financial measure, it provides a reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure. Whenever reviewing a non-GAAP financial measure, investors are encouraged to fully review and consider the related reconciliation as detailed below.

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Sonoco Reports First Quarter 2014 Results - page 10

		Non-GAAP Adjustments
Three Months Ended March 30, 2014	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments	Base

Income before interest and income taxes	$86,561	$1,992	$24	$88,577
Interest expense, net	$12,643	$—	$—	$12,643
Income before income taxes	$73,918	$1,992	$24	$75,934
Provision for income taxes	$23,169	$411	$9	$23,589
Income before equity in earnings of affiliates	$50,749	$1,581	$15	$52,345
Equity in earnings of affiliates, net of taxes	$1,476	$—	$—	$1,476
Net income	$52,225	$1,581	$15	$53,821
Net loss attributable to noncontrolling interests	$77	$(4)	$—	$73
Net income attributable to Sonoco	$52,302	$1,577	$15	$53,894

Per Diluted Share	$0.50	$0.02	$—	$0.52

		Non-GAAP Adjustments
Three Months Ended March 31, 2013	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments	Base

Income before interest and income taxes	$81,416	$4,289	$866	$86,571
Interest expense, net	$14,268	$—	$—	$14,268
Income before income taxes	$67,148	$4,289	$866	$72,303
Provision for income taxes	$21,252	$1,283	$295	$22,830
Income before equity in earnings of affiliates	$45,896	$3,006	$571	$49,473
Equity in earnings of affiliates, net of taxes	$1,897	$—	$—	$1,897
Net income	$47,793	$3,006	$571	$51,370
Net loss attributable to noncontrolling interests	$346	$27	$—	$373
Net income attributable to Sonoco	$48,139	$3,033	$571	$51,743

Per Diluted Share	$0.47	$0.02	$0.01	$0.50

(1) Restructuring/Asset impairment charges are a recurring item as Sonoco’s restructuring programs usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur.

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